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                                                                    EXHIBIT 99.6

                            SECURED PROMISSORY NOTE

$
------------------                                      ------------------, 1998


     FOR VALUE RECEIVED, the undersigned                ("Borrower") hereby
promises to pay to the order of Superior National Insurance Group, Inc., a Delaware corporation ("Payee"), the principal sum of
($          ), together with interest on the unpaid balance of such principal
amount from the date hereof at the rate of interest equal to                [the
rate of interest established by the Board of Directors of the Payee on the record date of the Rights Offering, as defined in that certain Securities Pledge Agreement dated as of even date herewith by and between Payee and Borrower (the "Pledge Agreement")]. Accrued interest to be paid on this Secured Promissory Note (this "Promissory Note") shall be payable in arrears commencing on December 31, 1998 (with respect to interest accrued from the date hereof) and continuing on each succeeding December 31 thereafter with respect to interest accrued during the previous year ending December 31 until this Note is paid in full. The principal balance of, and all accrued and unpaid interest on, this Promissory Note shall be payable in full by Borrower on the earlier to occur of (i) that date which is ten (10) years from the date hereof or (ii) termination of Borrower's employment or consulting relationship with the Payee, its affiliates, or Comprehensive Compensation Claims Management, Inc. ("3CM").


     Payments of principal and interest on this Promissory Note shall be made in legal tender of the United States of America and shall be made at such place as Payee shall have designated to Borrower (and may be made by payroll deduction by mutual consent of Borrower and Payee). If the date set for any payment of principal or interest on this Promissory Note is a Saturday, Sunday or legal holiday, then such payment shall be due on the next succeeding business day.

     As of the date hereof, Borrower has purchased certain shares of common stock of the Payee, par value $.01 per share, pursuant to the terms of that certain Stock Subscription Agreement dated as of even date herewith, by and between Payee and Borrower (the "Subscription Agreement"). Payment of this Promissory Note shall be secured by the Securities, as defined in that certain Securities Pledge Agreement dated as of even date herewith by and between Payee and Borrower (the "Pledge Agreement").

     The principal balance of, and accrued and unpaid interest on, this Promissory Note may be prepaid at any time, in whole or in part, without premium or penalty. Any such prepayment shall be first applied to the payment of any accrued and unpaid interest and then to the unpaid balance of the principal amount.

     If Event of Default, as defined in the Pledge Agreement, shall occur, Payee may accelerate this Promissory Note and declare the entire unpaid principal amount of this Promissory Note and all accrued and unpaid interest hereon to be immediately due and payable and, thereupon, the unpaid principal amount and all such accrued and unpaid interest shall become and be immediately due and payable, without notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind (all of which are hereby expressly waived by Borrower). The failure of Payee to accelerate this Promissory Note shall not constitute a waiver of any of Payee's rights under this Promissory Note as long as Borrower's default under this Promissory Note or breach of or default under the Subscription Agreement or the Pledge Agreement continues.

     The provisions of this Promissory Note shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of law rules thereof. In the event that Payee is required to take any action to collect or otherwise enforce payment of this Promissory Note, Borrower agrees to pay such reasonable attorneys' fees, court costs and other expenses as Payee may incur as a result thereof, whether or not suit is commenced.

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     All notices, requests, demands or other communications under this
Promissory Note shall be delivered in accordance with the provisions of Section
8.6 of the Subscription Agreement to the address(es) set forth therein.

     IN WITNESS WHEREOF, this Promissory Note has been duly executed and delivered by Borrower on the date first above written.

                                          BORROWER:

                                          --------------------------------------

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